Exhibit 99.1
STONE ENERGY CORPORATION
Reaffirms Borrowing Base, Increases Third Quarter Production Guidance and Provides Operational Update
LAFAYETTE, LA. October 13, 2009
     Stone Energy Corporation (NYSE:SGY) today announced that its semi-annual borrowing base re-determination process has been completed and the borrowing base will remain at $425 million. As of September 30, 2009, Stone had $250 million in borrowings outstanding on its credit facility and another $69 million in outstanding letters of credit, leaving $106 million in availability on the facility. Stone’s cash position as of September 30, 2009 was approximately $97 million.
     Stone also announced that for the third quarter of 2009 net daily production is expected to average between 230-235 MMcfe, which is in the upper end of the previously announced guidance of 215-235 MMcfe. Stone now expects its full year 2009 average daily production to be in the range of 210-220 MMcfe per day compared to its previous annual guidance of 205-225 MMcfe per day.
Operational Update
     Stone also announced operational updates on the following activities:
     Garden Banks Block 293 (Pyrenees Prospect). The delineation well at Pyrenees is now complete and provided the necessary information to appraise the three pay zones discovered in the initial well. Using this data, Stone (15% working interest) and Newfield Exploration (operator) expect to propose a development program which might include the appraisal of several shallow sands and possibly a deeper objective at 25,000 ft which we were unable to evaluate with the delineation well due to mechanical issues.
     Mississippi Canyon 109 (Amberjack Field). Production into the new re-routed pipeline at Amberjack commenced in early August and barging operations ceased at that time. In early November, Stone expects to mobilize a platform rig to the Amberjack platform and initiate drilling operations in December. Stone expects to drill 4 or 5 wells during 2010. Stone operates Amberjack and owns a 100% working interest.
     Vermilion Block 96 (Cardinal/Blue Jay). A drilling rig is on location at Vermilion Block 96 and has spud the first of possibly two wells. The first prospect (Cardinal) will be drilled to approximately 8,000 ft. If successful, it will be followed by a second well (Blue Jay), which will be drilled to approximately 10,850 ft. Both wells have multiple hydrocarbon targets and each should take approximately 15-20 days to drill. Stone has a 100% working interest in the wells.

     Appalachia Basin (Marcellus Shale Play). Stone has more than 30,000 net acres leased in the Marcellus Shale Play. Stone currently has two operated rigs in West Virginia and northeastern Pennsylvania. Stone expects to drill 4 or 5 wells in West Virginia during the remainder of this year as well as 2 or 3 wells in Pennsylvania. The latest vertical well in West Virginia tested at a rate of 1.5 MMcfe per day and another vertical well is scheduled to be fractured this week. Stone continues to permit a number of horizontal and vertical wells in both West Virginia and Pennsylvania, and expects to ramp up its horizontal drilling activity in 2010. The Company is also engaged in activities to enhance its leasehold. Stone is designated operator on most of its leasehold and generally owns a 50%-100% working interest in all of its leases.
     Stone plans to release its third quarter 2009 results on Tuesday, November 3, 2009 after the close of the market, and will hold its earnings conference call on Wednesday, November 4, 2009 at 10:00 a.m. CST. Anyone wishing to participate should visit our website at www.StoneEnergy.com for a live web cast or dial 1-877-228-3598 and request the “Stone Energy Call.”
Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (“SEC”). Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.